EXHIBIT 10.5

DIAMOND OFFSHORE DRILLING, INC.

AWARD CERTIFICATE

PERFORMANCE RESTRICTED STOCK UNITS

UNDER THE EQUITY INCENTIVE COMPENSATION PLAN

THIS CERTIFICATE is made and entered into as of the date of grant set forth below (the “Date of Grant”) and evidences the grant of the Performance Award set forth below by Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”) to the individual named below (the “Grantee”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Diamond Offshore Drilling, Inc. Equity Incentive Compensation Plan (the “Plan”).

Name of Grantee: [            ]

Target Number of Performance Restricted Stock Units: [            ]

Date of Grant: [            ]

Performance Period: Calendar year [            ].

Vesting Dates:	[Month xx, 2015], as to 1/3rd of the Earned RSUs (as defined below)
[Month xx, 2016], as to 1/3rd of the Earned RSUs
[Month xx, 2017], as to 1/3rd of the Earned RSUs

1. Grant of Performance Awards.

The Company hereby grants to the Grantee performance-based Restricted Stock Units as set forth herein (the “Performance Award”), subject to all of the terms and conditions of this Award Certificate and the Plan. Each Restricted Stock Unit represents the right to receive a share of Stock upon the vesting of such Restricted Stock Unit. This Award Certificate shall constitute the Award Terms for purposes of the Plan.

2. Form of Payment and Vesting.

The Performance Award shall represent the right to receive, on the first business day following the applicable Vesting Date set forth above, the applicable portion of the Earned RSUs (rounded down to the nearest whole share); provided that (except as provided in Section 3 of this Award Certificate) the Grantee is employed by the Company or one of its Subsidiaries through the applicable Vesting Date. Any portion of the Performance Award that could have been earned in accordance with the provisions of this Section 2 (as set forth in the table below) that does not become an Earned RSU shall be immediately forfeited. All Earned RSUs which vest in accordance with this Section 2 or in accordance with Section 3 shall be settled by delivery of a share of Stock with respect to each Earned RSU within thirty (30) days after the applicable Vesting Date (or such other date as is described in Section 3).

The performance component (or “earn-out”) of this grant of Restricted Stock Units shall be subject to achievement of the following performance goal(s):

[                             ]

The level of performance against such goal(s) shall govern the number of Restricted Stock Units that become Earned RSUs based on the schedule in the table below. Linear interpolation shall be applied to determine payments in the event of performance falling between the levels stated in the table below.

% of Goal Achievement	Number of Restricted Stock Units becoming Earned RSUs
>50% (threshold)	[	]
100% (target)	[	]
150% (maximum)	[	]

Attainment of less than 50% of the goal(s) will result in no Restricted Stock Units becoming Earned RSUs unless otherwise determined by the Compensation Committee.

3. Termination of Performance Award.

The Performance Award is subject to termination as follows:

(a) Termination of Employment For Cause. Upon the Grantee’s termination of employment with the Company and its Subsidiaries for Cause prior to a Vesting Date, the unvested portion of the Grantee’s Performance Award shall be forfeited as of the date of such termination of employment.

(b) Termination of Employment On Account of Death or Permanent Disability. Upon termination of the Grantee’s employment on account of death or due to his Disability following [Month xx, 20xx], all Earned RSUs shall immediately vest. If such termination occurs prior to [Month xx, 20xx] then (1) the Performance Award shall remain outstanding and the number of Earned RSUs shall be determined in accordance with Section 2 and (2) a portion of the resulting number of Earned RSUs will vest upon such determination equal to the portion of the period commencing on the Date of Grant and ending on [Month xx, 20xx] which has elapsed as of the date of termination of the Grantee’s employment (and the remainder of the Performance Award will be forfeited).

(c) Termination of Employment by the Company without Cause. If the Grantee’s employment is terminated by the Company without Cause following [Month xx, 20xx], all Earned RSUs shall immediately vest. If such termination occurs prior to [Month xx, 20xx] then (1) the Performance Award shall remain outstanding and the number of Earned RSUs shall be determined in accordance with Section 2 and (2) a portion of the resulting number of Earned RSUs will vest upon such determination equal to the portion of the period commencing on the Date of Grant and ending on [Month xx, 20xx] which has elapsed as of the date of termination of the Grantee’s employment (and the remainder of the Performance Award will be forfeited).

(d) Termination of Employment by the Grantee. If the Grantee terminates employment with the Company and its Subsidiaries prior to a Vesting Date for any reason, the unvested portion of the Grantee’s Performance Award shall be forfeited as of the date of such termination of employment.

4. No Shareholder Rights Prior to Vesting.

The Grantee shall have no rights of a shareholder (including the right to distributions or dividends) with respect to the Company’s stock issuable hereunder until such stock is issued pursuant to the terms of this Award Certificate.

5. Dividend Treatment.

Upon the Company’s payment of a cash dividend or stock dividend in respect of the Company’s stock and prior to vesting of this Performance Award, the Grantee shall be credited with a number of additional Restricted Stock Units (or Earned RSUs, as the case may be) in respect of Restricted Stock Units (or Earned RSUs, as the case may be) outstanding on the record date for such dividend, with such number of additional Restricted Stock Units (or Earned RSUs, as the case may be) to equal the aggregate dividend payable with respect to the shares subject to the Restricted Stock Units (or Earned RSUs, as the case may be) with respect to which the dividend is paid, divided by the volume weighted average trading price of the Stock for the ten (10) trading days immediately preceding the dividend record date, rounded down to the nearest whole share. Such additional Restricted Stock Units (or Earned RSUs, as the case may be) shall be eligible to vest on the same schedule and subject to the same conditions as the original Restricted Stock Units (or Earned RSUs, as the case may be) grant to which the additional Restricted Stock Units (or Earned RSUs, as the case may be) are attributable. Notwithstanding the foregoing, additional Restricted Stock Units credited pursuant to the operation of this Section 5 may be settled in cash or Stock, as determined by the Committee.

6. Performance Award Subject to Plan.

The Performance Award is subject to the provisions of the Plan, which are hereby incorporated by reference. In the event of any conflict between this Award Certificate and the Plan, the Plan shall control. In the event of any ambiguity in this Award Certificate, any term which is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern.

7. No Rights to Continuation of Employment.

Nothing in the Plan or this Award Certificate shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company to terminate the Grantee’s employment at any time for any reason.

8. Tax Withholding.

The Company shall be entitled to require a cash payment by or on behalf of the Grantee (and/or to deduct from the number of shares of Stock otherwise deliverable hereunder a number of shares of Stock with a Fair Market Value equal to) any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting the Performance Award.

9. Section 409A Compliance.

It is the intention of the Company and the Grantee that all payments, benefits and entitlements received by the Grantee under this Award Certificate be provided in a manner that does not impose any additional taxes, interest or penalties on the Grantee with respect to such payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”), and the provisions of this Award Certificate shall be construed and administered in accordance with such intent. Each of the Company and the Grantee has used, and will continue to use, their best reasonable efforts to avoid the imposition of such additional taxes, interest or penalties, and the Company and the Grantee agree to work together in good faith to amend this Award Certificate, and to structure any payment, benefit or other entitlement received by the Grantee hereunder, in a manner that avoids imposition of such additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the maximum extent practicable and maintaining the basic financial provisions of this Award Certificate without violating any applicable requirement of Section 409A.

10. Governing Law.

This Award Certificate shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

11. Binding on Successors.

The terms of this Award Certificate shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

12. Transferability.

The Performance Award is not transferable except (i) as designated by the Grantee by will or by the laws of descent and distribution or (ii) as otherwise expressly permitted by the Committee. If any rights exercisable by the Grantee or benefits deliverable to the Grantee under this Award Certificate have not been exercised or delivered, at the time of the Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the Plan.

13. Entire Agreement.

This Award Certificate and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

14. Headings.

Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

15. Notices.

All notices and other communications under this Award Certificate shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:

If to the Grantee:

The address of his principal residence as it appears in the Company’s records, with a copy to him at his office in Houston, Texas.

If to the Company:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094-1800

Attention: Corporate Secretary

Facsimile: (281) 647-2223

or to such other address as any party shall have furnished to the other in writing in accordance with this Section 15. Notice and communications shall be effective when actually received by the addressee, if given by hand delivery, when deposited with a courier service, if given by overnight courier, or two (2) business days following mailing, if delivered by first class mail.

16. Amendment.

This Award Certificate may not be modified, amended or waived except by an instrument in writing signed by the Company. The waiver by either party of compliance with any provision of this Award Certificate shall not operate or be construed as a waiver of any other provision of this Award Certificate, or of any subsequent breach by such party of a provision of this Award Certificate.

17. Acceptance.

Acceptance of this Award Certificate by the Grantee acknowledges receipt of a copy of the Plan and this Award Certificate, and acknowledges that the Grantee has read and understands the terms and provisions hereof and accepts the Performance Award subject to all the terms and conditions of the Plan and this Award Certificate.

IN WITNESS WHEREOF, as of the [xx]th day of [Month 20xx], the Company has caused the Award Certificate to be executed on its behalf by a duly authorized officer.

DIAMOND OFFSHORE DRILLING, INC.

By:
[Name]
[Title]